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                  FORM OF LETTER FROM INISFREE M&A INCORPORATED
                     TO BROKERS, DEALERS, COMMERCIAL BANKS,
                          TRUST COMPANIES AND NOMINEES.
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              WEDGESTONE FINANCIAL
                                       AT
                               $0.67 NET PER SHARE
                                       BY
                              WEDGESTONE FINANCIAL


                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                     AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
                  ON ____, 1998, UNLESS THE OFFER IS EXTENDED.
                               February ____, 1998


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Wedgestone Financial, a Massachusetts business trust (the "Company"), to act as Dealer Manager in connection with the Company's offer to purchase all outstanding shares of beneficial interest, $1.00 par value per share held by the Public Shareholders (the "Shares"), of the Company at a price of $0.67 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated February ___ 1998 (the "Offer"), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed for your information and use are copies of the following documents:

     1.   Offer to Purchase, dated February ____, 1998;

     2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to BankBoston, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

     4. A letter to shareholders of the Company from John C. Shaw, Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

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     5.   A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7.   Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON _____, 1998, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but cannot deliver their certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described under "The Tender Offer -- Section 3. Procedures for Accepting the Offer and Tendering Shares" in the Offer to Purchase.

     The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Inisfree M&A Incorporated (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.


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     Additional copies of the enclosed material may be obtained from the
Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

VERY TRULY YOURS,


INISFREE M&A INCORPORATED


     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU, OR ANY OTHER PERSON, THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENT AND THE STATEMENTS CONTAINED THEREIN.


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